CONSULTING AGREEMENT

This Agreement entered into as of June 13, 2003 acknowledges and confirms the terms of our public relations agreement (the "Agreement") as follows:

Eternal Technologies Group, Inc. (OTC BB:ETLT.OB) (The "Company") hereby engages PIRANHA, INC. (the "Consultant") and consultant hereby agrees to render services to Eternal Technologies Group, Inc. (OTC BB:ETLT.OB), Suite 04-06, 28/F, Block A, Innotec Tower, 235 Nanjing Road, Heping District, Tianjing, China, the company as its public relations consultant.

1. During the Term of this Agreement the consultant shall provide to company consulting services for a period of six months designed to assist Company in disseminating information concerning the Company's business to the investing public by the use of the Internet and many other media tools to bring the company exposure.

2. Payments for Services. In consideration for Consultant entering into this Agreement, Consultant will receive upon the execution of this Agreement, 250 thousand shares of the Company's (ETLT) common stock the "Shares"). The Shares will be "freely tradeable and "unrestricted" in the hands of the Consultant upon receipt and be available for public sale by available exemption, all in compliance with the Securities Act of 1933, as amended (the "Act"), and all other applicable federal and state securities laws and regulations. The Company shall also provide Consultant with an opinion of United States securities counsel to the foregoing effect.

3. Consultant will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secrets of other information designated as confidential by the Company which is acquired by the Consultant in the course of performing services hereunder. (A trade secret is information not generally known to the trade, which gives the company an advantage over its competitors).

4. The Company agrees to indemnify and hold Consultant, its affiliates, control persons, officers, employees, attorneys and agents, (collectively, the "Indemnified Persons") harmless from and against loss, claims, damages, liabilities, costs or expenses including reasonable attorney's and accountant's fees joint and several arising out of the performance of this Agreement, whether or not Consultant is a party to such dispute. The Company agrees that it shall also reimburse the Indemnified Persons for any attorney'

5. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its service hereunder which gave rise to loss, claim, damage, liability, cost or exposure sought to be recovered hereunder. (But pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Consultant for its attorney's fees and expenses).
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6. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and superceds and cancels any prior communications, understandings, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provision be waived, except by written agreement signed by all parties.


IN WITNESS WHEREOF, the parties have executed this Agreement as of June 13, 2002.

                                                     PIRANHA, INC.

                                              By:______________________

                                              Mr. Dan Gray______________
                                              Title: President_____________

13th day of June 2003

Eternal Technologies Group, Inc. (OTC BB:ETLT.OB)

BY:/s/ JiJjn Wu

Mr. JiJun Wu

Title: President and Chairman